Exhibit 21.1

List of subsidiaries for NMT Medical, Inc.:

NMT Heart, Inc.

NMT Investments Corp.

Nitinol Medical Technologies FSC, Inc.

Nitinol Medical Technologies International B.V.

NMT Neurosciences Holdings (UK) Limited

NMT Medical SARL

NMT Medical GmbH

NMT Medical (UK) Limited